EXHIBIT 99.1
1105 Peters Road Harvey, Louisiana 70058 (504) 362-4321 Fax (504) 362-4966 NYSE: SPN
FOR IMMEDIATE RELEASE	FOR FURTHER INFORMATION CONTACT: Terence Hall, CEO; Robert Taylor, CFO; Greg Rosenstein, VP of Investor Relations, 504-362-4321

Superior Energy Services, Inc. Announces Record Second Quarter 2005 Results

(Harvey, La., Monday, August 1, 2005) Superior Energy Services, Inc. (NYSE: SPN) today announced record net income, excluding non-recurring items, of $23.8 million, or $0.30 diluted earnings per share on record revenue of $190.0 million for the quarter ended June 30, 2005. The earnings per share increased 38% from the first quarter of 2005 and 150% from the second quarter of 2004, while revenue increased 10% over the most recent quarter and 38% over last year's second quarter.

The gross profit margin was 52.3% as compared to 43.9% in the second quarter of 2004 and 50.1% in the first quarter of 2005.

Non-recurring items impacting the quarter were an after-tax gain of $2.1 million ($3.2 million pre-tax) from the previously announced sale of 17 liftboats and an after-tax loss of $0.8 million ($1.3 million pre-tax) due to the write down of the Company's equity investment in an affiliate.

Inclusive of these non-recurring items, net income was $25.1 million, or $0.32 diluted earnings per share for the second quarter ended June 30, 2005, as compared to net income of $17.2 million, or $0.22 diluted earnings per share, on revenues of $173.2 million for the first quarter of 2005, and net income of $8.7 million, or $0.12 diluted earnings per share, on revenues of $137.5 million for the second quarter of 2004.

Chairman and CEO Terry Hall Comments

Chairman and CEO Terry Hall commented, "The drivers of these record operating results were our continued expansion of our rental tools business into land and international markets, our ability to increase our oil and gas production, higher commodity prices, and increased demand for rental tools, production-related services, environmental and plug and abandonment services in our core Gulf of Mexico market area.

"Robust drilling activity worldwide should continue to benefit our rental tools business. In our core Gulf of Mexico market, production-related activity levels are significantly better than they were a year ago. While demand for well intervention services and liftboats has been steady during the first half of the year, we have the capacity to fill additional demand.

"We are generating strong levels of cash flow and intend to deploy this cash in areas that we believe create the greatest value, which includes continued geographic expansion and the acquisition of mature oil and gas properties. These strategies provide us the greatest opportunities to grow our business, diversify our markets and increase the utilization of existing assets."

Well Intervention Group Segment

The Well Intervention Group segment posted second quarter revenues of $60.7 million. Year-over-year and sequential production-related activity increased for coiled tubing, data acquisition, hydraulic workover and well control services. Also, decommissioning activity increased for plug and abandonment and structure removal services.

Rental Tools Segment

Second quarter revenues of $61.1 million and income from operations of $18.8 million were both quarterly records for the Rental Tools segment. As compared to the second quarter of 2004 and the first quarter of 2005, rental activity increased across all drilling-related product lines in all domestic and international markets. The biggest increases were in the rentals of drill pipe, specialty tubulars and associated accessories, on-site accommodations, stabilizers and drill collars. Gross profit and operating income margins improved year-over-year and sequentially as a result of the increased activity.

Marine Segment

Superior's Marine segment revenues were $18.3 million. The second quarter of 2005 includes only two months of activity from the 105-ft. class fleet and 120-135-ft. class fleet as these 17 liftboats were sold and removed from the fleet effective June 1, 2005.

Average fleet utilization during the quarter was 73% as compared to 76% in the second quarter of 2004 and 77% in the first quarter of 2005. Average daily revenue in the second quarter was approximately $200,900, inclusive of subsistence revenue.

Liftboat Average Day rates and Utilization by Class Size
Three Months Ended June 30, 2005
($ actual)

Class	Active Liftboats	Average Day rate	Utilization
*105'	5	$3,497	71.5%
*120-135'	8	3,901	91.6%
145-155'	11	5,764	72.2%
160'-175'	6	7,814	53.8%
200'	3	10,332	87.6%
230'-245'	3	13,658	60.1%
250'	2	18,216	85.2%

*Reflects average day rate and utilization for the period within the quarter that the liftboats were owned. The 13 active liftboats and four additional stacked liftboats in these fleets were sold effective June 1, 2005.

Other Oilfield Services Segment

Revenues in this segment were $24.4 million, with year-over-year and sequential improvement driven primarily by increased drilling in the Gulf of Mexico which lead to increased activity for non-hazardous oilfield waste treatment and dockside vessel and tank cleaning. Gross profit and operating income margins were improved over the second quarter of last year and the first quarter of this year due primarily to the increase in higher margin environmental service activity relative to other services provided in this segment.

Oil and Gas Segment

Oil and gas revenues were a record $29.5 million, a significant increase as compared to the second quarter of 2004 and a 14% increase from the first quarter of 2005. More than 65% of the revenue increase sequentially was due to increases in oil and gas production. Second quarter production from SPN Resources was approximately 662,000 barrels of oil equivalent, net (boe) as compared to approximately 161,600 boe in the second quarter of 2004 and 600,500 boe in the first quarter of 2005.

The Company will host a conference call at 11 a.m. Central Time on Tuesday, August 2. The call can be accessed from Superior's website at www.superiorenergy.com, or by telephone at 800-763-5557. The replay telephone number is 800-642-1687 and the replay passcode is 7442512. The replay is available beginning two hours after the call and ending August 8, 2005.

Superior Energy Services, Inc. is a leading provider of specialized oilfield services and equipment focused on serving the production-related needs of oil and gas companies primarily in the Gulf of Mexico and the drilling-related needs of oil and gas companies in the Gulf of Mexico and select international market areas. The company uses its production-related assets to enhance, maintain and extend production and, at the end of an offshore property's economic life, plug and decommission wells. Superior also owns and operates mature oil and gas properties in the Gulf of Mexico.

This press release contains certain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 which involve known and unknown risks, uncertainties and other factors. Among the factors that could cause actual results to differ materially are: volatility of the oil and gas industry, including the level of exploration, production and development activity; risks associated with the Company's rapid growth; changes in competitive factors and other material factors that are described from time to time in the Company's filings with the Securities and Exchange Commission. Actual events, circumstances, effects and results may be materially different from the results, performance or achievements expressed or implied by the forward-looking statements. Consequently, the forward-looking statements contained herein should not be regarded as representations by Superior or any other person that the projected outcomes can or will be achieved.

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SUPERIOR ENERGY SERVICES, INC. AND SUBSIDIARIES
Consolidated Statements of Operations
Three and Six Months Ended June 30, 2005 and 2004
(in thousands, except earnings per share amounts)
(unaudited)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2005	2004	2005	2004

Oilfield service and rental revenues	$ 160,522	$ 130,892	$ 307,814	$ 242,648
Oil and gas revenues	29,478	6,653	55,433	11,356
Total revenues	190,000	137,545	363,247	254,004

Cost of oilfield services and rentals	79,561	72,856	153,174	137,119
Cost of oil and gas sales	11,091	4,288	23,896	6,730
Total cost of services and sales	90,652	77,144	177,070	143,849

Depreciation, depletion, amortization and accretion	23,580	15,877	45,977	30,651
General and administrative expenses	33,166	25,796	65,550	49,988
Gain on sale of liftboats	3,269	-	3,269	-

Income from operations	45,871	18,728	77,919	29,516

Other income (expense):
Interest expense	(5,518)	(5,523)	(11,093)	(11,073)
Interest income	407	457	731	898
Equity in income of affiliates	259	281	778	304
Reduction in value of investment in affiliate	(1,250)	-	(1,250)	-

Income before income taxes	39,769	13,943	67,085	19,645

Income taxes	14,715	5,229	24,822	7,367

Net income	$ 25,054	$ 8,714	$ 42,263	$ 12,278

Basic earnings per share	$ 0.32	$ 0.12	$ 0.55	$ 0.17

Diluted earnings per share	$ 0.32	$ 0.12	$ 0.53	$ 0.16

Weighted average common shares used
in computing earnings per share:
Basic	77,704	74,471	77,544	74,342
Diluted	79,131	75,198	79,057	75,065

SUPERIOR ENERGY SERVICES, INC. AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS
JUNE 30, 2005 AND DECEMBER 31, 2004
(in thousands)

	6/30/2005	12/31/2004
	(unaudited)	(audited)
ASSETS

Current assets:
Cash and cash equivalents	$ 47,877	$ 15,281
Accounts receivable - net	169,383	156,235
Income taxes receivable	-	2,694
Notes receivable	2,867	9,611
Prepaid insurance and other	41,167	28,203

Total current assets	261,294	212,024

Property, plant and equipment - net	510,756	515,151
Goodwill - net	224,949	226,593
Notes receivable	28,639	29,131
Investments in affiliates	14,024	14,496
Other assets - net	7,550	6,518

Total assets	$ 1,047,212	$ 1,003,913

LIABILITIES AND STOCKHOLDERS' EQUITY

Current liabilities:
Accounts payable	$ 34,975	$ 36,496
Accrued expenses	55,788	56,796
Income taxes payable	10,497	-
Fair value of commodity derivative instruments	12,043	2,018
Current portion of decommissioning liabilities	11,083	23,588
Current maturities of long-term debt	11,810	11,810

Total current liabilities	136,196	130,708

Deferred income taxes	97,354	103,372
Decommissioning liabilities	93,904	90,430
Long-term debt	239,001	244,906
Other long-term liabilities	4,243	618

Total stockholders' equity	476,514	433,879

Total liabilities and stockholders' equity	$ 1,047,212	$ 1,003,913

Superior Energy Services, Inc. and Subsidiaries
Segment Highlights
Three months ended June 30, 2005 and 2004, and March 31, 2005
(Unaudited)
(in thousands)

	Three months ended,
Revenue	June 30, 2005	March 31, 2005	June 30, 2004

Well Intervention	$ 60,652	$ 58,335	$ 48,549

Rental tools	61,122	52,627	43,831

Marine	18,285	19,798	17,692

Other Oilfield Services	24,367	21,781	22,869

Oil and Gas	29,478	25,955	6,653

Less: Oil and Gas Eliminations (2)	(3,904)	(5,249)	(2,049)

Total Revenues	$ 190,000	$ 173,247	$ 137,545

	Three months ended,
Gross Profit (1)	June 30, 2005	March 31, 2005	June 30, 2004

Well Intervention	$ 26,789	$ 26,337	$ 18,419

Rental tools	42,245	35,093	29,675

Marine	5,819	7,868	5,032

Other Oilfield Services	6,108	4,381	4,910

Oil and Gas	18,387	13,150	2,365

Total Gross Profit	$ 99,348	$ 86,829	$ 60,401

(1)	Gross profit is calculated by subtracting cost of services from revenue for each of the Company's five segments.
(2)	Oil and gas eliminations represent products and services from the Company's segments provided to the Oil and Gas Segment.